                                   EXHIBIT 11
                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
                      (000's omitted except per share data)


                                                              Three Months Ended March 31,
                                                               2001                2000
                                                               ----                ----
Basic earnings per share:

    Net income .......................................        $ 72,613            $ 79,363
                                                              ========            ========

    Average shares outstanding .......................        $162,888            $161,430
                                                              ========            ========

    Net income per common share ......................        $    .45            $    .49
                                                              ========            ========

Diluted earnings per share:

    Net income .......................................        $ 72,613            $ 79,363

    Interest on convertible debentures--net of tax....             263                 328
                                                              --------            --------

    Net income for per share calculation (diluted)....        $ 72,876            $ 79,691
                                                              ========            ========


    Average shares outstanding .......................         162,688             161,430

    Effective of dilutive securities:

    5.5% convertible senior debentures ...............           1,980               2,443

     Stock options ...................................           1,486                 986
                                                              --------            --------

    Total dilutive shares ............................         166,154             164,859
                                                              ========            ========

    Net income per common share (diluted) ............        $    .44            $    .48
                                                              ========            ========


ANTI-DILUTIVE SECURITIES

Options to purchase 963 and 2,669 shares of the Company with exercise prices ranging from $37.88 to $45.37 per share were outstanding at March 31, 2001, and exercise prices ranging from $33.00 to $45.37 per share were outstanding at March 31, 2000. The shares were not included in the computation of diluted earnings per share for the three-month periods ended March 31, 2001 and 2000, since inclusion of these options would have anti-dilutive effects, as the options-exercise prices exceeded the respective average market prices of the Company's shares.









                                       12